Exhibit 10.23

EXECUTION COPY

Global Aviation Holdings Inc.
101 World Drive
Peachtree, GA 30269-6965

GSO Capital Partners LP

280 Park Avenue, 11th Floor

New York, NY 10017

Attention: Jason New

Copy to: George Fan

MatlinPatterson ATA Holdings LLC

520 Madison Avenue

New York, NY 10022-4213

Attention: Mark Palmer

September 29, 2009

Shareholder Letter Agreement

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of September 29, 2009 (the “Term Loan Agreement”), among Global Aviation Holdings Inc. (the “Company”), North American Airlines, Inc., World Airways, Inc., certain subsidiaries of the Company as guarantors, certain affiliates (the “Lenders”) of GSO Capital Partners LP (“GSO”) as lenders and certain other parties thereto. Terms used but not defined in this letter agreement (this “Shareholder Letter Agreement”)’ shall have the meanings assigned to them in the Term Loan Agreement.

Each of the Company and MatlinPatterson ATA Holdings LLC (“MatlinPatterson”) acknowledges that it will receive substantial benefit as a borrower under the Term Loan Agreement, and as the largest shareholder of the Company, respectively, and that GSO and the Lenders have required the Company and MatlinPatterson to enter into this Shareholder Letter Agreement as a condition, among others, to the Lenders entering into the Term Loan Agreement and providing the financing thereunder. Accordingly, each party to this Shareholder Letter Agreement, in consideration of the foregoing and for other good and valuable consideration (the sufficiency of which is hereby acknowledged), agrees as follows:

1.     On the Closing Date, the Company and the Board of Directors of the Company (the “Board”) shall (i) increase the number of directors serving on the Board by one to eight and (ii) elect, effective as of the Closing Date, Jason New or any other person designated by GSO (the “GSO Director”) to be a member of the Board.

2.     Following the Closing Date and until the earlier of (a) (1) less than twenty-five percent (25%) of the aggregate principal amount of the Lenders’ Commitments on the Closing Date remaining outstanding in the form of Loans or Exchange Notes (taken as a whole) or (2)

GSO and its Affiliates collectively holding less than a majority of the outstanding aggregate principal amount of Loans or Exchange Notes (taken as a whole) and (b) a Qualified IPO (as defined in the Company’s Amended and Restated By-Laws (as amended in connection with the transactions contemplated by this Shareholder Letter Agreement, the “By-Laws”)), GSO shall have the right to designate a GSO Director and the Company shall nominate the GSO Director at any annual or special meeting of stockholders of the Company at which (or for any action by written consent with respect to which) members of the Board are to be elected (and at or with respect to which the seat held by the GSO Director is subject to election), and shall take and/or cause to be taken all other necessary or desirable actions within its control (including calling special Board and stockholder meetings and soliciting proxies and/or votes in favor of the election of the GSO Director), to cause such GSO Director to be elected to the Board; provided that the election and appointment of any GSO Director shall be subject to all legal requirements and the Company’s reasonable governance standards regarding service as a director of the Company, as determined in good faith by the Board, or, if applicable, any committee thereof designated by the Board to create and administer such governance standards; provided, further, that the Company shall not take or permit to be taken any action to amend, alter or modify any such governance standards, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), or the By-Laws, in each case with respect to eligibility of members of the Board, without the approval of GSO, if such amendment’s purpose is to make GSO’s designee ineligible to serve as a member of the Board.

3.     For so long as GSO has the right to designate a GSO Director in accordance with paragraph 2 above, the Company shall take and/or cause to be taken all necessary or desirable actions within its control so that the GSO Director shall not be removed from the Board (without cause), without the written consent of GSO.

4.     For so long as GSO has the right to designate a GSO Director in accordance with paragraph 2 above, the Company shall take and/or cause to be taken all necessary or desirable actions within its control to remove any such GSO Director from the Board if requested to do so by GSO.

5.     In the event that a designee of GSO shall for any reason (including death, disability, disqualification, resignation, removal or failure to be elected) cease to serve as a member of the Board, the Board will promptly, to the extent permitted by the By-Laws, elect to the Board another designee of GSO, which individual shall then be deemed a GSO Director for all purposes hereunder, so long as GSO has the right to designate a GSO Director in accordance with paragraph 2 above; provided, that the Company shall take and/or cause to be taken all necessary or desirable actions within its control so that such election is permitted by the By-Laws.

6.     For so long as GSO has the right to designate a GSO Director in accordance with paragraph 2 above, the Company shall not take or permit to be taken, without the written consent of the GSO Director, any action to amend, alter, repeal or modify the Charter or the By-Laws, or to adopt new By-Laws, in each case in a manner that would materially and adversely affect the rights of holders of Class A Common Stock of the Company (for purposes of any amendment, alteration, repeal or modification to Section 7.3 or Article VIII of the By-Laws, other than any Qualified Class A Stockholder (as defined in the By-Laws)).

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7.     For so long as GSO has the right to designate a GSO Director in accordance with paragraph 2 above, MatlinPatterson shall (and shall cause each of its Affiliates (if any) that hold shares in the Company to) (a) vote and/or cause to be voted all of its shares in the Company which are voting shares and any other voting securities of the Company over which it has voting control and (b) take and/or cause to be taken all other necessary or desirable actions within its control (whether in its capacity as a stockholder or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), including causing the Company to take all necessary or desirable actions within its control (including calling special Board and stockholder meetings), in each case to (i) elect the GSO Director to be a member of the Board, (ii) subject to clause (iii) below, prevent the removal (without cause) of the GSO Director from the Board and (iii) to remove any such GSO Director if requested to do so by GSO.

8.     This Shareholder Letter Agreement will automatically terminate, and no party shall have any further rights or obligations hereunder, upon GSO ceasing to have the ability to designate a GSO Director in accordance with paragraph 2 above.

9.     This Shareholder Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior term sheets, agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, agreements or undertakings whatsoever with respect to the subject matter contemplated by this Shareholder Letter Agreement other than those expressly set forth herein.

10.   This Shareholder Letter Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Shareholder Letter Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, and any attempt to make such assignment without such consent shall be null and void.

11.   This Shareholder Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person, by facsimile or by electronic image scan, receipt acknowledged in each case, to the other party hereto.

12.   Each of the parties hereto acknowledges and agrees that the other party hereto would be irreparably damaged and that money damages are not an adequate remedy if any of the provisions of this Shareholder Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Shareholder Letter Agreement and to specifically enforce this Shareholder Letter Agreement and the terms and provisions hereof in any court of the United States or any state thereof, in addition to any other remedy to which such party may be entitled, at law or in equity. It is further agreed that none of the parties hereto shall raise the defense that there is an adequate remedy at law.

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13.   Each party hereto represents and warrants to the other parties hereto that such party has the power and authority to enter into this Shareholder Letter Agreement and to perform its obligations hereunder and has by proper action duly authorized the execution and delivery of this Shareholder Letter Agreement. MatlinPatterson represents and warrants to GSO that, as of the Closing Date, MatlinPatterson (together with its Affiliates) owns (and has voting power with respect to) 237,034 shares of the Company’s Class A Common Stock.

14.   This Shareholder Letter Agreement and any disputes arising under or related hereto shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

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Very truly yours,

GLOBAL AVIATION HOLDINGS INC.,

/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary

[Signature Page to Shareholder Letter Agreement]

Accepted and agreed
as of the date first written above:

GSO CAPITAL PARTNERS LP,

/s/ George Fan
Name: George Fan
Title: Chief Legal Officer

[Signature Page to Shareholder Letter Agreement]

Accepted and agreed
as of the date first written above:

MATLINPATTERSON ATA HOLDINGS LLC,

/s/ Lawrence M. Teitelbaum
Name: Lawrence M. Teitelbaum
Title: Authorized Signature

[Signature Page to Shareholder Letter Agreement]